Exhibit 99.1

FOR RELEASE: May 1, 2013

Contact: Brian Dingerdissen

Director, Investor Relations

610.645.1191

bjdingerdissen@aquaamerica.com

Donna Alston

Manager, Communications

610.645.1095

dpalston@aquaamerica.com

AQUA AMERICA REPORTS FIRST QUARTER 2013 EARNINGS

Net income Grows 23 Percent

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending March 31, 2013. Revenues for the quarter were $180 million compared to $164 million for the same period of 2012, an increase of 10 percent. Net income for the quarter rose to $46.6 million from $37.9 million in 2012, an increase of 23 percent. Corresponding diluted earnings per share for the quarter were $0.33, compared to $0.27 for the same quarter in 2012, an increase of 22 percent, on 1.3 percent more shares outstanding.

Net income was enhanced by the sales of 65 percent of the company’s Florida operations in the quarter. This impacted net income by $4.2 million or $0.03 per share for the quarter. The first quarter of 2012 also included a gain on the sale of the company’s Maine operation of $10.6 million or $0.076 per share. Income from continuing operations for the quarter rose to $41.2 million from $26.9 million for the same period in 2012, an increase of 53 percent. Income from continuing operations per share for the quarter was $0.29 compared to $0.19 for the same period in 2012, an increase of 53 percent.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “The first quarter showed a continuation of the strong performance by the company, primarily resulting from management’s commitment to executing its strategic initiatives, including the integration of utilities acquired over the past year, the pruning of non-strategic assets, the adoption of favorable tax policies, benefits of the company’s infrastructure investment program and a continued focus on cost control.”

Aqua America continues to expand its operations through its growth-through-acquisition program and completed four acquisitions to date in 2013 including the water and wastewater system assets of Total Environmental Solutions, Inc. (TESI), which provide service to 4,179 customers in the Treasure Lake community of Sandy Township, Clearfield County, Pennsylvania, for $11.8 million. The water and wastewater systems are the third and fourth systems Aqua Pennsylvania has purchased from TESI, having purchased the company’s Beech Mountain water and wastewater systems in May 2012. Customer growth totaled 5,543 customers in the first quarter.

In December 2012, the company announced that it adopted the repair tax accounting change, as permitted under IRS regulations, for its largest subsidiary, Aqua Pennsylvania, and accounted for the change in accordance with the company’s last Pennsylvania rate case order. This change allowed a tax deduction for 2012 infrastructure investments that were formerly capitalized for tax purposes and accounted for $0.22 in earnings per share for the year 2012, all of which was recorded in the fourth quarter. The repair benefit will be recognized throughout the four quarters in 2013.The ongoing tax accounting change allows Aqua Pennsylvania to continue its infrastructure improvement program without increasing customer rates in 2013 and still maintain the opportunity for the company to continue its strong financial performance. As a result of implementing this tax accounting change, Aqua Pennsylvania water customers saw their rates reduced by 2.82 percent beginning in January 2013 (through the suspension of its Distribution System Improvement Charge - DSIC) and no rate increases are projected in 2013 in Pennsylvania, although the company continues investing in infrastructure improvements at record levels.

In the first quarter of 2013, the company invested $59 million in regulated infrastructure improvements as part of its capital investment program. These investments include: pipe replacement to improve our distribution network; plant upgrades to enhance water quality; and other service reliability improvements for customers. In Pennsylvania, many of these improvements are eligible for tax deduction under the recently implemented repair tax accounting change.

As of March 31, 2013, Aqua America’s weighted average cost of fixed-rate long-term debt was 5.06 percent, and the company had $133 million available on its credit lines. In April 2013, Standard & Poor’s reiterated its A+ credit rating for Aqua Pennsylvania. Of the 229 electric, gas, and water utilities rated by Standard & Poor’s, only one has a higher rating than Aqua Pennsylvania.

Operations and maintenance expenses for continuing operations increased 5.4 percent for the first quarter, compared to the first quarter of 2012. Aqua America Chairman and CEO Nicholas DeBenedictis said, “Management remains focused on controlling expenses. Our core same-system operations and maintenance expenses increased about 2 percent (excluding expenses associated with 2012 acquisitions and the settlement of insurance claims) as compared to the same period of 2012.”

In 2013, the company has received rate awards and infrastructure surcharges in Illinois, Ohio, and Virginia estimated to increase annualized revenues by approximately $2.3 million. The company has $8.6 million of rate cases pending in Texas, Virginia, and Ohio. Additionally, Aqua America’s state subsidiaries are expected to seek rate relief by filing rate requests or surcharges of approximately $15.2 million in the remainder of 2013. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since the companies’ previous rate filings in those states. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

In March, Aqua America sold the majority of its Florida operations, including 57 water systems and 23 wastewater systems, to the Florida Governmental Utility Authority (FGUA) for $49.5 million, subject to certain post-closing adjustments. In separate transactions, Aqua sold nine water systems and four wastewater systems to U.S. Water for $1.7 million, and Aqua sold one water system and one wastewater system that serve the Arredondo Farms community in Alachua County to YES Communities Companies, LLC for $1.1 million. In April, the company sold its operation in Lake Suzy, Florida. Together, these sales represent approximately two-thirds of Aqua’s customers in Florida. The sale of these underperforming operations (cumulative loss of $12.6 million since purchase) resulted in a gain of $0.03 in the quarter. Aqua America is in negotiations to complete the sale of its profitable Sarasota, Florida operation in a separate transaction.

In April, the Indiana Supreme Court ruled on a case between one of Aqua America’s Indiana subsidiaries and the City of Fort Wayne (the City), stating that the City does not have the sole right to determine the value of private property taken for public use, and that the Aqua America subsidiary is entitled to have the fair value of its infrastructure established by a jury. The case involves utility infrastructure that Aqua Indiana, Inc. used to serve a portion of Fort Wayne and Allen County, Indiana and was condemned by the City of Fort Wayne in 2008. The City paid an initial valuation payment of $16.9 million based on appraisals that it commissioned. After the property was taken, Aqua Indiana appealed the decision and sought to have a jury decide what the fair value of the property was at the time of the City’s condemnation. The Indiana Supreme Court agreed with Aqua Indiana’s positions and allowed the company to present its evidence on the value of the condemned system. The company is currently in settlement discussions with the City of Fort Wayne regarding the value of this system and another system the City is currently interested in acquiring.

DeBenedictis noted, “The highest court in Indiana has rendered a victory for private property rights. This coincides with legislative action in 2010 and strengthened in 2013, which provided more protection to private water and wastewater systems from municipal condemnation efforts. It assures citizens have a voice in such a powerful use of government authority.”

The company’s non-regulated joint venture investment, Aqua — PVR Water Services, LLC, was formed in 2011 by operating subsidiaries of Aqua America and Penn Virginia Resource Partners, L.P. to construct and operate a private pipeline system to supply raw water to certain natural gas producers drilling in the Marcellus Shale in central Pennsylvania. The latest phase of the construction, which extends another 20 miles into Tioga County, was completed in the first quarter of 2013. With the completion of this phase of the pipeline, it is now capable of providing water to gas drilling sites along 56 miles of pipeline. To date, the pipeline has pumped 128 million gallons of water to the gas producers, eliminating the need for an estimated 26,000 water truck trips over rural Pennsylvania roads. Despite a soft first quarter, management projects the income from the joint venture to double in 2013 compared to 2012, when it contributed $0.01 of earnings per share.

The company’s conference call with financial analysts will take place on Thursday, May 2, 2013 at 10 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 1 p.m. on May 2, 2013 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 5259549). International callers can dial 719.457.0820 (pass code 5259549).

Aqua America is one of the largest U.S.-based, publicly-traded water utilities and serves almost 3 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana, Virginia, Florida and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit www.aquaamerica.com for more information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s continuation of its growth-through-acquisition program; the anticipated continuation and recognition of the repair tax deduction in 2013; the company’s plan to continue its capital investment program while not increase rates in Pennsylvania in 2013 and maintaining its strong financial performance; the projected benefits from the company’s capital investment program; that much of the 2013 capital investment in Pennsylvania is projected to be eligible for a tax deduction under the tax repair policy; management’s focus on controlling expenses and the effect it has on the company’s expense-to-revenue ratio; the estimated revenues from rate awards received; the company’s plans to file future rate increases and the timing of the impact of such cases; the company’s plans to sell its Sarasota, Florida operation; and the projected increase in income from the joint venture in 2013. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the period ending December 31, 2012, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2013	2012
Operating revenues	$180,035	$164,024

Income from continuing operations	$41,231	$26,889
Income from discontinued operations	5,334	11,015

Net income attributable to common shareholders	$46,565	$37,904

Income from continuing operations per share:
Basic	$0.29	$0.19
Diluted	$0.29	$0.19

Income from discontinued operations per share:
Basic	$0.04	$0.08
Diluted	$0.04	$0.08

Net income per common share:
Basic	$0.33	$0.27
Diluted	$0.33	$0.27

Basic average common shares outstanding	140,332	138,762
Diluted average common shares outstanding	141,200	139,456

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended March 31,
	2013	2012
Operating revenues	$180,035	$164,024
Cost & expenses:
Operations and maintenance	68,311	64,825
Depreciation	29,259	26,746
Amortization	1,370	1,121
Taxes other than income taxes	13,534	9,493

Total	112,474	102,185

Operating income	67,561	61,839
Other expense (income):
Interest expense, net	19,275	19,247
Allowance for funds used during construction	(552)	(1,330)
Gain on sale of other assets	(92)	(442)
Equity loss in joint venture	656	—

Income from continuing operations before income taxes	48,274	44,364
Provision for income taxes	7,043	17,475

Income from continuing operations	41,231	26,889
Discontinued operations:
Income from discontinued operations before income taxes	8,302	18,170
Provision for income taxes	2,968	7,155

Income from discontinued operations	5,334	11,015

Net income attributable to common shareholders	$46,565	$37,904

Income from continuing operations per share:
Basic	$0.29	$0.19
Diluted	$0.29	$0.19
Income from discontinued operations per share:
Basic	$0.04	$0.08
Diluted	$0.04	$0.08
Net income per common share:
Basic	$0.33	$0.27
Diluted	$0.33	$0.27
Average common shares outstanding:
Basic	140,332	138,762

Diluted	141,200	139,456

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31, 2013	December 31, 2012
Net property, plant and equipment	$3,971,162	$3,936,163
Current assets	212,973	260,894
Regulatory assets and other assets	681,189	661,460

	$4,865,324	$4,858,517

Total equity	$1,418,465	$1,385,892
Long-term debt, excluding current portion	1,464,481	1,543,954
Current portion of long-term debt and loans payable	180,920	125,421
Other current liabilities	121,035	148,743
Deferred credits and other liabilities	1,680,423	1,654,507

	$4,865,324	$4,858,517